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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement"), dated as of October 9, 1997, is by and between EVI, Inc., a Delaware corporation ("Purchaser"), and PACCAR Inc, a Delaware corporation ("Seller").

         Seller is interested in selling and Purchaser is interested in purchasing all of the issued and outstanding shares of stock of Trico Industries, Inc.

         NOW, THEREFORE, Seller and Purchaser agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 Assumed Liabilities. The term "Assumed Liabilities" means those liabilities described in Section 2.2 hereof.

         1.2 Benefit Plan. The term "Benefit Plan" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of the Company or a Subsidiary of the Company, except for the Excluded Assets and Liabilities.

         1.3     BMW. The term "BMW" means BMW Monarch (Lloydminster) Ltd.

         1.4 Closing Date. The "Closing Date" means October 31, 1997. If the expiration of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR Act"), occurs after October 31, then the Closing Date shall be the fifth day after the date on which the waiting period expires unless Seller or Purchaser has terminated this Agreement under
Section 10.1. The Closing Date may be changed by mutual agreement of the parties.

         1.5 Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

         1.6     Company.  The term "Company" shall mean Trico Industries, Inc.

         1.7 Company Assets. The term "Company Assets" means all of the Company's and Kobe's properties, assets, rights, obligations and liabilities, whether tangible or intangible, real or personal, contingent or otherwise, as of the Closing Date (except the Excluded Assets and Liabilities) and which are used or have arisen in connection with the business of the Company, including without limitation, the





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following:

                 1.7.1 All real property, plants, buildings, cranes and other improvements, and the interests in real property under any option or lease ("Real Property"), which are further identified on
         Schedule 1.7.1 hereto, except for the Excluded Assets and Liabilities;

                 1.7.2 All machinery, equipment (including without limitation, all transportation, laboratory, testing, and office equipment), fixtures, trade fixtures, tools, jigs, dies, furniture, inventory racks and other tangible property of any kind, except for the Excluded Assets and Liabilities;

                 1.7.3 All raw materials, work-in-process, finished goods, inventories of parts, and other inventories of the Company, including inventories consigned with dealers or customers, if any;

                 1.7.4 All office, production, and other miscellaneous supplies of the Company;

                 1.7.5 All rights, liabilities and obligations existing under leases of personal property (both as lessor and as lessee), contracts, options, licenses, permits, distribution agreements, domestic and foreign dealer agreements, sales agreements, purchase agreements (including customer purchase orders), vehicle lease agreements, parts support agreements, product availability commitments, performance commitments, and all other agreements and business arrangements entered into in the normal course of business ("Contracts") which are further described on Schedule 1.7.5 hereto by category, with each contract with an outstanding obligation in excess of $50,000 identified separately;

                 1.7.6 All patents and patent applications, registered and unregistered trademarks, service marks, trade names and similar rights to names, marks and slogans, common law and registered copyrights which are further identified on Schedule 1.7.6 hereto, and all applications for any of the foregoing, together with all rights to use all of the foregoing forever, and all goodwill associated with any of the foregoing;

                 1.7.7 All inventions, discoveries, improvements, processes, methods, designs, formulae (secret or otherwise), data, engineering, technical and shop drawings, specifications, trade secrets, confidential information, know-how and ideas, whether patentable or not, shop rights, licenses and other similar rights and all drawings, records or other indicia, however evidenced, of the foregoing, together with all rights to use all of the foregoing and any goodwill associated with any of the foregoing;

                 1.7.8 All computer software resident on computers included in the Company Assets and used solely for the business of the Company, except the Excluded Assets and Liabilities, provided that Company has the legal right to continue using such software after a change in ownership of Company;

                 1.7.9 All bank and trust accounts and accounts receivable of the





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         Company, except the Excluded Assets and Liabilities;

                 1.7.10 All deposits and prepayments or prepaid expenses reflected on the Statement of Net Assets, except the Excluded Assets and Liabilities;

                 1.7.11 All shares of stock in subsidiaries and other corporations owned by Company and described in Schedule 1.7.11, except for the Excluded Assets and Liabilities, (the "Subsidiaries");

                 1.7.12 All of the Company's records pertaining to products, customers, suppliers or personnel and all other files and business records of every kind, including financial records;

                 1.7.13 All advertising materials and all other printed or written materials;

                 1.7.14 All governmental and other licenses, permits, franchises, approvals and certificates, to the extent transferable;

                 1.7.15 All goodwill, including that arising from business acquisitions, and all other intangible properties; and

                 1.7.16 All other assets and liabilities of the Company not referred to in 1.7.1 to 1.7.15 above which are reflected or noted on the Statement of Net Assets or have arisen in the ordinary course of the business of the Company, except for the Excluded Assets and Liabilities.

         1.8 Company Stock. The term "Company Stock" means all of the issued and outstanding shares of stock of the Company.

         1.9 Damages. The term "Damages" means any and all liabilities, losses, damages, demands, assessments, claims, awards, judgments, penalties, settlements, fines, interest, costs and expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and other professionals incurred in connection with investigating and defending any claims or causes of action), but excluding incidental, consequential (including without limitation loss of profits or loss of business opportunities), punitive or exemplary damages, other than those imposed in connection with a third party claim.

         1.10 Employees. The term "Employees" means all of the employees of the Company and Kobe on or before the Closing Date.

         1.11 Encumbrance. The term "Encumbrance" means any security interest, mortgage, pledge, trust, claim, lien, charge, option, defect, restriction, encumbrance or other right or interest of any third party of any nature whatsoever.

         1.12 Environmental Laws. The term "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health, safety or the environment applicable to (i) the Company's business or operations, (ii) the Company Assets, or (iii) the disposal of any hazardous substance by the Company, including, but not limited to,





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the Clean Air Act, as amended, the Comprehensive Environmental, Response,
Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Drinking Water Act, as amended, and the Superfund Amendments and Reauthorization Act of 1986, as amended. The term "hazardous substance" has the meaning specified in CERCLA, and the term "disposal" (or "disposed") has the meaning specified in RCRA; provided that, to the extent the laws of the state in which any Company Assets are located establish a meaning for "hazardous substance" or "disposal" which is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to such assets in such state.

         1.13 Excluded Assets and Liabilities. The term "Excluded Assets and Liabilities" means the following assets and any related liabilities and obligations of the Company as of the Closing Date (whether liquidated or unliquidated, known or unknown, material or immaterial, fixed or contingent), which are not included in the Company Assets and will not be acquired by Purchaser hereunder, all of which are described below:

                 1.13.1 The real property listed in Schedule 1.13.1 attached hereto;

                 1.13.2 All computer software licensed under a master agreement with Seller or any affiliate of Seller (other than the Company) or resident on any computer not owned or leased by the Company, even if it is also used by the Company;

                 1.13.3 All bank and trust accounts listed on Schedule 1.13.3(a) and all cash in the bank accounts listed in Schedule 1.13.3(b);

                 1.13.4 All insurance recoveries for environmental claims pending prior to the Closing concerning insurance policies issued for years 1975 through 1988;

                 1.13.5 All intercompany receivables and payables between Seller and Company or Kobe;

                 1.13.6 Taxes pertaining to or attributable to the Company or any of its subsidiaries with respect to any and all taxable periods or portions thereof ending on or before the Closing Date, but only to the extent such Taxes arise from or relate to the inclusion of the Company or such subsidiaries in a Tax Return of the Seller;

                 1.13.7 All letters of credit ("LC's") established by Seller or relying on the credit of Seller for the benefit of Company, as listed on Schedule 1.13.7;

                 1.13.8 Any amounts owing to any Employees under any deferred compensation plan maintained by Seller for any period prior to the Closing and which is not transferred to Purchaser under the terms of this Agreement;





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                 1.13.9   The shares of stock in any subsidiaries of Company
         listed on Schedule 1.13.9, which will be sold or assigned separately prior to the Closing, (the "Excluded Subsidiaries"), any proceeds from such sale or assignment, and all documents, records and other information of any kind or nature concerning the business and operations of the Excluded Subsidiaries;

                 1.13.10 All Seller proprietary items including without limitation internal telephone directories, Seller trademarked items, Seller promotional materials, compliance and policy materials, and similar items;

                 1.13.11 The sponsorship of and all assets and liabilities related to the Company and Seller Benefit Plans listed on Schedule 1.13.11;

                 1.13.12 All machinery, equipment, tooling, jigs, and fixtures used solely in connection with the manufacture for Seller by Company of the products and components listed on Schedule 1.13.12 ("Seller's Components"), and all designs, specifications, copyrights and trademarks of Seller and any other intangibles related solely to Seller's Components, but excluding any rights to the name "Trico" and any derivation thereof;

                 1.13.13 Any deferred intercompany gain as defined in Treasury Regulation Section 1.1502-13;

                 1.13.14 All product liability, warranty and other claims, actions, litigation or other proceedings listed on Schedule 1.13.14, including any cross-claims, counter-claims, third party claims and claims for indemnity or contribution related to the subject matter of such listed proceeding; and

                 1.13.15 Any claim, obligation, liability or action (i) related to the disposal of hazardous substances by the Company, Kobe or any of their respective predecessors or subsidiaries prior to Closing, (ii) related to any remediation, cleanup or other legal obligation or obligation for contribution related to the ownership, use or lease of any property, except for the Real Property, prior to the Closing by the Company, Kobe or any of their respective predecessors or subsidiaries, (iii) related to the exposure of a third party (other than a present or former employee of the Company, Kobe or any of their respective predecessors or subsidiaries) to a hazardous substance prior to the Closing as a result of an action or omission by the Company, Kobe or any of their respective predecessors or subsidiaries, and (iv) related to the exposure of a present or former employee of the Company, Kobe or any of their respective predecessors or subsidiaries to a hazardous substance in the workplace prior to the Closing as a result of an action or omission by the Company, Kobe or any of their respective predecessors or subsidiaries, but only to the extent that such injury or illness is not covered by the applicable worker's compensation laws.

         1.14 Final Statement of Net Assets. The term "Final Statement of Net Assets" means the final statement of net assets of the Company, prepared as set forth in Section 3.3, as of the later of October 31, 1997 or the end of the calendar month preceding the Closing Date. The Final Statement of Net Assets shall include reserve amounts that have been determined in accordance with GAAP and





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calculated in a manner consistent with those shown on Schedule 1.20(b).

         1.15 GAAP. The term "GAAP" means United States generally accepted accounting principles as they apply to a statement of net assets for a subsidiary with exceptions consistent with those used for the preparation of the Statement of Net Assets. GAAP does not include footnote disclosures required by generally accepted accounting principles.

         1.16 Governmental Entity. The term "Governmental Entity" means the United States of America and any state, county, city, municipality and any subdivision thereof, and any court, administrative or regulatory agency, commission, department or other governmental authority or instrumentality.

         1.17    Kobe. The term "Kobe" means Kobe International Ltd.

         1.18 Material Adverse Effect. The term "Material Adverse Effect" means an adverse change in the financial condition, business or operations of the Company or Kobe which, when taken together with all other matters having a similar effect, is materially adverse, or will result in a change which is materially adverse, to the Company and Kobe, taken as a whole.

         1.19 Net Assets. The term "Net Assets" means, with reference to the Statement of Net Assets and Final Statement of Net Assets, the difference between total assets and total liabilities (including deferred income tax liabilities and capital lease obligations) of the Company and Kobe on a consolidated basis determined in accordance with GAAP; provided, however, there shall be excluded from the calculation of Net Assets the Excluded Assets and Liabilities, and there shall be excluded from the calculation of Net Assets for the Final Statement of Net Assets any increase or decrease in the items listed on Schedule 1.19 from the amounts shown for such items on the Statement of Net Assets or Schedule 1.20(b).

         1.20 Statement of Net Assets. The term "Statement of Net Assets" means the adjusted statement of net assets of the Company as of August 31, 1997, which is attached as Schedule 1.20(a) hereto. Adjustments to the Statement of Net Assets for Excluded Assets and Liabilities and corporate reserves are also described in Schedule 1.20(a). The Statement of Net Assets also includes the reserves described on Schedule 1.20(b).

         1.21 Taxes. The term "Taxes" means all federal, state, local, foreign and other taxes, assessments or duties, including, but not limited to, all income, gross receipts, ad valorem, sales, use, franchise, transfer, profits, value added, withholding, payroll, employment, excise, estimated severance, property, windfall profits and other taxes, assessments or duties of any kind whatsoever, imposed or collected by any Governmental Entity or pursuant to any governmental requirement, together with any interest, penalty, addition to tax, fine or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing items.

         1.22 Tax Returns. The term "Tax Returns" means all returns (including information returns), declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes based in whole or





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in part on net income (including but not limited to the Texas franchise tax), and the term "Tax Return" shall mean any one of the foregoing Tax Returns.


                                   ARTICLE II
            PURCHASE OF COMPANY STOCK AND ASSUMPTION OF LIABILITIES

         2.1 Purchase of Company Stock. Upon the terms and subject to the conditions contained herein, Seller will sell, transfer, assign and deliver to Purchaser and Purchaser will acquire the Company Stock, free and clear of all Encumbrances, effective as of the end of business on the Closing Date.

         2.2 Obligations and Liabilities Assumed by Company. Purchaser shall cause the Company to assume, effective as of the close of business on the Closing Date, all of the obligations and liabilities of Seller with respect to the Company, the Company Assets and the Company's business except for the Excluded Assets and Liabilities (the "Assumed Liabilities"), including without limitation:

                 2.2.1 all liabilities and obligations accruing or becoming due or payable to the Employees after the Closing Date (even if the claim arose or relates to a period prior to the Closing Date) for compensation or other benefits related to the employment or termination of employment of such Employees, including without limitation, liabilities and obligations, if any, for worker's compensation, unemployment compensation or termination of employment benefits, or under any of Seller's or Company's employee health and benefit plans, pension and supplemental pension plans, annuities, or employment contracts; and

                 2.2.2 all guarantees, loans, commitments, contracts and other obligations made or entered into by Company or Seller in connection with the business and operations of Company.

Purchaser shall indemnify, defend and hold Seller harmless (according to the provisions of Section 9.8 hereof) from all Damages, (whether or not arising out of third-party claims) arising from or otherwise related to any of the Assumed Liabilities.

         2.3 Obligations and Liabilities Assumed by Seller. Seller shall assume, effective as of the close of business on the Closing Date, all Excluded Assets and Liabilities. Seller shall indemnify, defend and hold the Company and the Purchaser harmless (according to the provisions of Section 9.8 hereof) from all Damages, (whether or not arising out of third-party claims) arising from or otherwise related to any of the Excluded Assets and Liabilities.

         2.4 Purchase Price and Adjustment. Upon the terms and subject to the conditions contained herein, the purchase price for the sale, transfer, assignment, conveyance and delivery of the Company Stock ("Purchase Price") shall be One Hundred and Five Million Dollars ($105,000,000.00). There shall be an adjustment to the Purchase Price equal to the amount, if any, by which the absolute value of the sum of items (i) and (ii) below exceeds $1,000,000. If the sum is positive, Purchaser shall pay the adjustment to Seller; if it is negative, Seller shall pay the





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adjustment to Purchaser.

                 (i) The amount remaining after the value of the "Net Assets" shown on the Statement of Net Assets is subtracted from the value of the "Net Assets" shown on the Final Statement of Net Assets; plus

                 (ii) Two Hundred Twenty-Five Thousand U.S. Dollars ($225,000) per month (with a prorata portion for any part of a month) from August 31, 1997 to the Closing Date, as the agreed adjustment for Seller's share of the earnings of BMW during this period.

Payment of any amount due in adjustment of the Purchase Price hereunder shall be paid by wire transfer of immediately available funds to the account designated by Seller or Purchaser, as the case may be. Any adjustment to the Purchase Price shall be received within five days after the acceptance of the Final Statement of Net Assets pursuant to Section 3.3.


                                  ARTICLE III
                                    CLOSING

         3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held on the Closing Date at Seller's corporate offices in Bellevue, Washington.

         3.2     Deliveries at Closing.

                 3.2.1 The Purchase Price shall be paid by Purchaser to Seller on the Closing Date in immediately available funds, by wire transfer to Seller's account as designated by Seller in writing prior to the Closing.

                 3.2.2 To effect the transfers referred to in Article II hereof, Seller will deliver to Purchaser on the Closing Date:

                        (i) All certificates for the Company Stock and duly executed stock assignment(s);

                        (ii) All of the Company's books, records and files not already located at the Company's offices; and

                        (iii) Any other instruments reasonably requested by Purchaser to vest in Purchaser good and marketable title to the Company Stock.

         All instruments executed and delivered to Purchaser pursuant hereto shall be reasonably satisfactory to Purchaser in form and substance.

         3.3     Final Statement of Net Assets.

                 3.3.1 The amount for "Net Assets" shown on the Statement of Net Assets and on the Final Statement of Net Assets has been and shall be, respectively, determined consistently by Seller from the books and records of





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         the Company, in accordance GAAP, but subject to the limitations on adjustment set forth in Section 1.19 hereof.

                 3.3.2 As soon as practicable after the Closing Date (but in no event later than 30 days thereafter), Seller shall deliver the Final Statement of Net Assets to Purchaser. Purchaser shall allow Seller reasonable access to the Company's facilities, books and records and shall cooperate with Seller as necessary to allow Seller to prepare the Final Statement of Net Assets. Purchaser may, at its expense, review the Final Statement of Net Assets, and Purchaser shall have access to the work papers used in preparing the Final Statement of Net Assets. Purchaser shall have the right to object, by written notice to Seller, to the amount set forth as the "Net Assets" on the Final Statement of Net Assets, if Purchaser's review reveals that (i) the amounts included on the Final Statement of Net Assets for the accounts receivable, accounts payable, inventories, machinery and equipment, or any other assets (except for items listed on Schedule
         1.19 hereof) are not equal to the amounts which should have been included for such items to conform to GAAP or (ii) the amounts included on the Final Statement of Net Assets for the liabilities (except for items listed on Schedule 1.19 hereof) are not equal to the amounts which should have been included for such items to conform to GAAP. If Purchaser does not give Seller such notice within 20 days after receipt of the Final Statement of Net Assets, Purchaser shall be deemed to have accepted the Final Statement of Net Assets for all purposes of this Agreement.

                 3.3.3 If Purchaser does give Seller notice of an objection, Purchaser and Seller shall meet to resolve the objections. If disputes with respect to the Final Statement of Net Assets cannot be resolved within 30 calendar days after Purchaser's delivery of a notice of objection, then, at the request of Purchaser or Seller, the specific matters in dispute shall be submitted to Ernst & Young or such other independent accounting firm as may be approved by Seller and Purchaser. Such accounting firm shall render its opinion as to the matters submitted to it, and its determination shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be borne one-half by Seller one-half by Purchaser.

         3.4     Assumption Documents.

                 3.4.1 Upon the reasonable request of Seller and subject to the terms and conditions contained herein, Purchaser shall or shall cause the Company to deliver to Seller on the Closing Date or at any time thereafter any documents reasonably requested by Seller evidencing Company's assumption of the Assumed Liabilities. All such documents shall be reasonably satisfactory to Seller and Purchaser in form and substance.

                 3.4.2 Upon the reasonable request of Purchaser and subject to the terms and conditions contained herein, Seller shall deliver to Purchaser on the Closing Date or at any time thereafter any documents reasonably requested by Purchaser evidencing Seller's assumption of the Excluded Assets and Liabilities. All such documents shall be reasonably satisfactory to Seller and Purchaser in form and substance.





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                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser that:

         4.1 Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Organization of Company and Kobe. Company is duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Kobe is a corporation duly organized, validly existing and in good standing under the laws of The Bahamas and has the requisite corporate power and authority to carry on its business as it is now being conducted.

         4.3 Authorization. Seller has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all requisite corporate action on the part of Seller, and no approval of the stockholders of Seller is required in connection herewith. When this Agreement has been duly executed and delivered by Seller, it will be a valid and binding obligation of Seller enforceable against it in accordance with its terms.

         4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or the Company, (ii) a breach of or a default under any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Seller or the Company is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) a violation by Seller or the Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation.

         4.5 Title to Company Stock. Seller has good and marketable title to the Company Stock, and the Company Stock will be transferred to Purchaser free and clear of all Encumbrances. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above.

         4.6 Title to Subsidiaries' Stock. Except for the Excluded Subsidiaries, the Subsidiaries are the only entities in which the Company owns any direct or indirect equity or similar ownership interest. Except as set forth in Schedule 4.6, the shares of stock in the Subsidiaries set forth on
Schedule 1.7.11 are owned by the Company





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free and clear of all Encumbrances, including voting trusts or stockholders agreements. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating Kobe (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Kobe or any securities or obligations convertible into or exchangeable for such shares or equity interests or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above.

         4.7     Financial Records.

                 4.7.1 Seller has delivered to Purchaser the Statement of Net Assets, and will deliver to Purchaser the Final Statement of Net Assets, each of which has been or will be prepared (as the case may be) in accordance with GAAP, except as otherwise provided in this Agreement.

                 4.7.2 Seller has made and kept (and will make and keep) books, records and accounts which accurately and fairly reflect in reasonable detail its activities and the transactions and dispositions of its assets for the period following the preparation of the Statement of Net Assets.

         4.8     Company Assets.   The Company and Kobe own all of the Company
Assets, other than those that are leased, with respect to which they have valid and enforceable leases. None of the Company Assets is subject to any Encumbrance, except as reflected on the Statement of Net Assets or Schedule 4.8 and those which individually or in the aggregate do not exceed $50,000.

         4.9 Real Property. Schedule 1.7.1 hereto contains a description of all Real Property which is owned or leased by Company, except for the Excluded Assets and Liabilities. Seller has good and marketable title to all Real Property owned by the Company, and such Real Property is owned free and clear of all Encumbrances, except for Encumbrances of record or as noted on
Schedule 4.9 hereto.

         4.10 Certain Agreements. Except as set forth in Schedule 4.10, neither Company nor any of the Company Assets is a party to or bound by any agreement, contract or commitment (i) relating to the borrowing of funds, (ii) relating to any loan or advance to, or investment in, any person or entity or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment, (iii) relating to any guarantee or financial assurance of any obligation or other contingent liability with respect to any indebtedness or obligation of any unrelated person or entity,
(iv) relating to any management service, employment, consulting or other similar type contract or agreement, (v) that would limit the freedom of the Company or Purchaser, or any affiliate thereof, following the Closing, to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of their respective assets or to compete with any person or entity or to engage in any business or activity in any geographic area, or (vi) obligating the Company to provide indemnification or contribution with respect to any matter outside the ordinary course of business.

         4.11 Contracts. Except as otherwise disclosed in Schedule 4.11 hereto, and to the best of Seller's knowledge and belief, Company is not in breach or default under any Contract, and no event has occurred which constitutes, or would constitute with the lapse of time or the giving of notice, a breach or default under any such Contract.

         4.12 Patents, Trademarks, Etc. To the best of Seller's knowledge and belief, Schedule 1.7.6 hereto contains a true and complete list of all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, which are used in connection with the business, products or processes of the Company. Except as otherwise disclosed in Schedule 4.12 hereto, and to the best of Seller's knowledge or belief, Company owns, or is licensed or otherwise has the right to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, processes, methods and designs used in or necessary for the conduct of the business of the Company as presently being conducted. The consummation of the transactions contemplated by this Agreement will not result in the loss of any licenses or rights to use any patents, trademarks, trade names, service marks, copy rights, technology, know-how or processes and will not conflict with, or constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any licenses or rights to use any patents, trademarks, trade names, service marks, copy rights, technology, know-how or processes necessary for the conduct of the business by the Company as currently conducted.

         4.13 Accounts Receivable. The accounts receivable and other receivables of the Company represent bona fide indebtedness arising out of the ordinary course of business, and to the best of Seller's knowledge and belief, except as otherwise disclosed in Schedule 4.13 hereto, all such receivables will be collectable according to their terms and at the book amounts thereof, less any reserve for bad debts shown on the Statement of Net Assets.

         4.14 Litigation and Proceedings. To the best of Seller's knowledge and belief, Schedule 1.13.14 hereto contains a list and brief description of all litigation relating to product liability, warranty and other claims, actions, or other proceedings pending, threatened against or otherwise affecting the Company or Kobe and which involve any claim for injunctive relief or for damages in excess of $10,000.

         4.15 Licenses, Permits and Authorizations. Except as otherwise disclosed in Schedule 4.15 hereto, the Company has obtained all approvals, authorizations, consents, licenses, franchises, orders and other permits and has made all filings with any Governmental Entity which are required for the conduct of the business of the Company as presently being conducted, except those where the failure to have any such approval, authorization, consent, license, franchise, order or permit would not have a Material Adverse Effect.

         4.16    Compliance with Law.  Except as otherwise disclosed in
Schedule 4.16 hereto, the Company is in compliance in all material respects (i.e., where noncompliance would have a Material Adverse Effect) with all applicable statutes, rules, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions, as such apply to the Company.

         4.17    Environmental Condition.

                 4.17.1 Except as otherwise disclosed in Schedule 4.17 hereto, on the Closing Date there is and will be no material contamination of the soil and groundwater of the Real Property which would serve as a basis for claims for injury to third persons, damage to property of others or claims by governmental agencies requiring remediation of contamination on such property.

                 4.17.2 Except as otherwise disclosed in Schedule 4.17 hereto, the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and any related orders of any Governmental Entity, except where the failure to so operate in compliance would not have a Material Adverse Effect.

                 4.17.3 Except as listed on Schedule 4.17, there are no existing, pending or, to the best knowledge of Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Entity directed against the Company or any of the Company Assets which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to the release of hazardous substances or (iv) response, removal or remedial costs under CERCLA or any similar state law.

                 4.17.4 No portion of the Company Assets is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law, and, except for the Excluded Assets and Liabilities, to the best of Seller's knowledge no real property previously owned or leased by the Company is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law.

         4.18 Consents and Approvals. To the best of Seller's knowledge and belief and except for the applicable requirements of the HSR Act and any matters set forth on Schedule 4.18 hereto, no other consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other person or entity is required to be made or obtained by Seller or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.19 No Broker's Fees. Seller represents and warrants that neither Seller nor Company have taken any action which would give any third party a right to claim a broker's or finder's fee or commission in connection with the transactions contemplated herein.

         4.20    Pension and Benefit Plans.

                 4.20.1 Schedule 4.20 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company for the benefit of any Employees, except for the Excluded Assets and Liabilities. Seller has made available to Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent IRS determination letter, if any, and any rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and (vii) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits. No Pension Plan maintained or contributed to by the Company is, or has been during the last five years, subject to any enforcement action under Title IV of ERISA or Section 412 of the Code.

                 4.20.2 Except as set forth in Schedule 4.20, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the best knowledge of Seller, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

                 4.20.3 Except as set forth in Schedule 4.20, each Benefit Plan that has been or is sponsored, participated in or contributed to by the Company: (i) is in compliance in all material respects with all reporting and disclosure requirements of ERISA, including, but not limited to, Part 1 of Subtitle B of Title I of ERISA, (ii) has had the appropriate Form 5500 filed timely for each year of its existence, if required, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA, if required, and (iv) to the knowledge of Seller, has no controversy pending with any Governmental Entity (other than the payment of benefits in the normal course and controversies disclosed on Schedule 4.20, nor any controversy resolved adversely to the Company, which may subject the Company to the payment of any penalty, interest, tax or other obligation.

                 4.20.4 All voluntary employee benefit associations under United States law of the Company have been submitted to and approved as exempt from Federal income tax under Section 501 (c)(9) of the Code by the IRS.

                 4.20.5 Except as set forth in Schedule 4.20, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provision in any Benefit Plan.

                 4.20.6 Except as set forth in Schedule 4.20, the Company does not provide employee post-retirement medical or health coverage or contributes to or maintains any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                 4.20.7 Except as set forth in Schedule 4.20, to the best knowledge of Seller, none of the Company, any officer of the Company or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or Kobe or any officer of the Company or Kobe to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(l)(1) of ERISA.

                 4.20.8 With respect to any Benefit Plan that is an employee welfare benefit plan, (i) no such Benefit Plan includes a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

         4.21    Taxes.

                 4.21.1 Except as set forth in Schedule 4.21, (i) all Tax Returns of or with respect to any Tax that are required to be filed on or before the Closing Date by or with respect to the Company or any affiliated group of corporations of which the Company was a member at any time during the five year period ending on the Closing Date (a "Seller Affiliated Group") have been or will be duly and timely filed,
         (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 4.21.2 All Tax Returns of, or with respect to the Company or any Seller Affiliated Group have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the periods set forth in
         Schedule 4.21.

                 4.21.3 There is no claim against the Company or any Seller Affiliated Group for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any Seller Affiliated Group, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 4.21.

                 4.21.4 Except as set forth in Schedule 4.21, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any Seller Affiliated Group or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any Seller Affiliated Group.

                 4.21.5 Schedule 4.21 contains a true and complete copy of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement with any Seller Affiliated Group affecting the Company. All such agreements shall be terminated prior to the Closing Date and no payments are due or will become due by the Company or any Subsidiary on or after the Closing Date pursuant to any such agreement or arrangement.

                 4.21.6 Except as set forth in Schedule 4.21, none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

                 4.21.7 Except as set forth in Schedule 4.21, none of the property of the Company is subject to a safe- harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of
         Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

                 4.21.8 Except as set forth in Schedule 4.21, the Company will not be required to include any amount in income for any taxable period beginning the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 4.21.9 The Company has not consented to have the provisions of Section 341 (f)(2) of the Code apply with respect to a sale of its stock.

         4.22 Effective Date of Representations and Warranties. All representations and warranties of Seller contained in this Agreement are and shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                                   PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         5.1 Organization of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authorization. Purchaser has full corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized by all requisite corporate action on the part of Purchaser. When this Agreement has been duly executed and delivered by Purchaser, it will be a valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

         5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) a breach of or a default under any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated by this Agreement.

         5.4 Consents and Approvals. To the best of Purchaser's knowledge and belief and except for the applicable requirements of the HSR Act and any matters set forth on Schedule 5.4 hereto, no other consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other person or entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.5 No Broker's Fees. Purchaser represents and warrants that Purchaser has not taken any action which would give any third party a right to claim a broker's or finder's fee or commission in connection with the transactions contemplated herein, except for any such fee payable solely by Purchaser.

         5.6 Effective Date of Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement are and shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

                                   ARTICLE VI
                        ACTIONS BY SELLER AND PURCHASER
                              PRIOR TO THE CLOSING

         Seller and Purchaser covenant as follows for the period from the date of this Agreement through the Closing Date:

         6.1 Maintenance of Company. Except as described on Schedule 6.1 hereto or as otherwise agreed to in writing by Purchaser, Seller shall and shall cause the Company and Kobe to comply with the provisions set forth below:

                 6.1.1 The Company and Kobe shall conduct its business in the ordinary and usual course and in the manner heretofore conducted.

                 6.1.2 The Company and Kobe shall not, except in accordance with past practices, (i) grant or agree to grant any bonuses to any employee, (ii) grant any general increase in the rates of salaries or compensation of its or their employees or any specific increase to any employee, including executive officers of the Company, (iii) provide for any new pension, retirement or other employment benefits to any of its or their employees or any increase in any existing benefits or
         (iv) terminate or amend in any respect or provide for any material increase in benefits under any Benefit Plan.

                 6.1.3 Neither the Company nor Kobe shall amend its charter or by-laws or enter into any merger or consolidation agreement.

                 6.1.4 Neither the Company nor Kobe shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents or amend any of the terms of any such securities or agreements.

                 6.1.5 Neither the Company nor Kobe shall sell, assign or dispose of any of the Company Assets, including the stock of the Subsidiaries, or incur or assume any liabilities or enter into any sale/leaseback or similar transaction, except for sales and dispositions of inventory made, or liabilities incurred, in the ordinary course of business consistent with past practices.

                 6.1.6 Consent to a sale of stock of BMW to any person or entity other than Purchaser or an affiliate of Purchaser.

                 6.1.7 Neither the Company nor Kobe shall assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary and usual course of business consistent with past practice.

                 6.1.8 The Company shall not implement or adopt (i) any change in its accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in their tax methods or principles or the application thereof (including depreciation lives).

                 6.1.9 Neither the Company nor Kobe shall (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock or other ownership interests, except as necessary with respect to

         Seller's retention of the Excluded Assets and Liabilities, (ii) split, combine or reclassify any of its capital stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock or other ownership interests, (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other ownership interests, (iv) advance or otherwise loan any funds to Seller or any affiliate of the Company or Seller other than the Company or Kobe or
         (v) take any preliminary action with respect to the foregoing.

         6.2 Confidentiality and Noninterference. Before either party issues an initial press release disclosing this Agreement or the transactions proposed herein, the parties shall agree on the text of such press release before any public announcement or disclosure. Thereafter and until the Closing, the parties shall consult with each other concerning any subsequent public statements.

         6.3 Access to Information. Upon Purchaser's request to a contact person identified by Seller, Seller shall provide to Purchaser, from time to time, reasonable information concerning the business, property, books and records of the Company. All information furnished to Purchaser and its representatives under this Section 6.3 shall be kept confidential by such persons in accordance with the Confidentiality Agreement dated August 6,1997, between the Purchaser and Seller, as amended from time to time (the "Confidentiality Agreement").

         6.4     HSR Filing.

                 6.4.1 Purchaser and Seller (collectively, the "HSR Parties") shall make all premerger notification and report form filings required under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible following execution and delivery of this Agreement. Each of the HSR Parties agrees to use reasonable efforts to promptly respond to, and fully address, any formal or informal inquiry or request for information by a Governmental Entity regarding the transactions contemplated hereby. Each HSR Party will keep the other HSR Party apprised of the status of any inquiries made by any governmental agency or authority with respect to this Agreement or the transactions contemplated hereby.

                 6.4.2 Each of the HSR Parties will furnish one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "HSR Documents")) between such HSR Party, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that (i) with respect to documents and other materials filed by or on behalf an HSR Party with the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state attorneys general that are otherwise available for review by the other HSR Parties, copies will not be required to be so provided, (ii) the other HSR Parties may delete all revenue figures relating to any service not provided or any product not manufactured or sold by the other HSR Parties or any of their respective subsidiaries (according to such other HSR Party's HSR Documents) and (iii) with respect to any HSR Party's Documents (a) that contain any information which, in the reasonable judgment of such HSR Party's counsel, should not be furnished to such other HSR Party because of antitrust considerations or (b) relate to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of an HSR Party to furnish any such HSR Documents to the other HSR Party shall be satisfied by the delivery of such HSR Documents on a confidential basis to such other HSR Parties' counsel pursuant to an appropriate confidentiality agreement to be entered into by Fulbright & Jaworski L.L.P., on behalf of Purchaser, and Rogers and Wells on behalf of Seller.

                 6.4.3    Notwithstanding the foregoing provisions in this
         Section 6.4, nothing contained in this Agreement shall be construed so as to require any of the HSR Parties or any of their respective subsidiaries or affiliates to sell, license, dispose of or hold separate, or to operate in any specified manner, any of their respective assets or businesses (or to require any of the HSR Parties or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each HSR Party under this
         Section 6.4 to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 6.4.


                                  ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATION

         The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction of each of the following conditions on or before the Closing Date:

         7.1 Representations True and Correct. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

         7.2 Performance of Agreements. Purchaser shall have performed all agreements and covenants required hereby to be performed prior to or at the Closing Date.

         7.3 Certificates. Purchaser will furnish Seller with such certificates of Purchaser's officers and others as may be reasonably requested by Seller to evidence compliance with the conditions set forth in this Article VII.

         7.4 Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding shall have been instituted or threatened seeking to restrain or prohibit Purchaser or Seller from consummating the transactions contemplated hereby.

         7.5 Further Action. All consents, approvals, authorizations, exemptions and waivers set forth in Schedule 4.18 hereto shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third persons that shall be required in order to enable Seller to consummate the transactions contemplated hereby shall have been obtained.

         7.6 Legal Opinion. Seller shall have been furnished an opinion of Fulbright & Jaworski L.L.P., counsel to Purchaser, that (i) this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Purchaser, and (ii) this Agreement is a valid and binding obligation of the Purchaser.


                                  ARTICLE VIII
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the transactions provided for herein are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         8.1 Representations True and Correct. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

         8.2 Performance of Agreements. Seller shall have performed all agreements and covenants required hereby to be performed prior to or at the Closing Date.

         8.3 Certificates. Seller shall furnish Purchaser with such certificates of Seller's officers and others as may be reasonably requested by Purchaser to evidence compliance with the conditions set forth in this Article VIII.

         8.4 Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Purchaser from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding shall have been instituted or threatened seeking to restrain or prohibit Purchaser or Seller from consummating the transactions contemplated hereby.

         8.5 Further Action. All consents, approvals, authorizations, exemptions and waivers set forth in Schedule 5.4 hereto shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third persons that shall be required in order to enable Purchaser to consummate the transactions contemplated hereby shall have been obtained.

         8.6 Legal Opinion. The Purchaser shall have been furnished an opinion of G. Glen Morie, Vice President and General Counsel of Seller, that
(i) this Agreement and the transactions contemplated hereby have been authorized by all necessary action on the part of the Seller, (ii) this Agreement is valid and enforceable according to its terms, subject to rules of general application concerning equitable principles and debtor's rights, and
(iii) all of the outstanding shares of Company

Stock have been duly authorized and validly issued and are fully paid and nonassessable and free and clear of any Encumbrances.


                                   ARTICLE IX
               ACTIONS BY SELLER AND PURCHASER AFTER THE CLOSING

         9.1 Transfer of Excluded Assets and Liabilities. Purchaser shall cause Company to take whatever actions are necessary or useful to transfer to Seller any portion of the Excluded Assets and Liabilities which may be in or come into Company's possession at any time after the Closing.

         9.2 Books and Records. Seller and Purchaser agree that so long as any books, records and files retained by either party relating to the Company's business and the Company Assets for any period prior to the Closing are available, each party (at its expense) shall have the right to inspect and to make copies at any time during business hours for any proper purpose. Neither of the parties hereto will destroy any of such books, records and files without first having offered to deliver such books and records to the other party.
Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records, information and employees necessary and useful in connection with (i) any tax inquiry, audit, investigation or dispute, (ii) any litigation or investigation, (iii) any environmental investigation or proceeding, or (iv) any other reasonable business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

         9.3     Employee Matters.  Except for the Employees listed on Schedule
9.3 attached hereto, Seller shall not employ or offer employment to any of the Employees for a period of one year after the Closing Date, without the prior written consent of Purchaser. Any employee who receives an offer from Seller as permitted herein may decide to continue his employment with Company or to accept the offer from Seller. Any Employee who leaves their assets in the PACCAR Savings Investment Plan until January 1, 1998 will receive the matching contribution from PACCAR for their contributions made during 1997 while a member of the Plan.

         9.4 Environmental Remediation. Seller will remediate any contamination of the soil or groundwater listed in Schedule 4.17 to the level necessary to satisfy applicable mandatory federal, state and local requirements. All such remediation efforts shall be conducted by Seller at Seller's expense and in a reasonable time period after the Closing, taking into account the cost, urgency and effectiveness of the remediation efforts and inconvenience to the Company's operations at such location. Purchaser will cooperate with Seller and allow Seller access to any affected property in order to remediate any such contamination. Seller shall be responsible for any fines or penalties imposed because of the contamination listed on Schedule 4.17 or related to the remediation thereof by Seller.

         9.5 Survival of Representations and Warranties. The several representations and warranties of the parties to this Agreement shall survive the

Closing Date and shall remain in full force and effect for a period of 6 months following the Closing Date (the "Survival Period"), except that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.19, 5.1, 5.2 and 5.5 shall survive the Closing Date without limitation. Any claim for a breach of a representation or warranty must be made by the delivery to the breaching party of a written notice providing specific details of the alleged breach within the Survival Period. Any claim for breach of a representation or warranty made during the Survival Period shall be timely, notwithstanding such claim may not be resolved within the Survival Period. All representations and warranties made by the parties shall not be affected by any investigation heretofore or hereafter made by or on behalf of any party, except for matters specifically disclosed in one of the Schedules to this Agreement or to the extent taken into account in determining the "Net Assets" on the Final Statement of Net Assets.

         9.6 Survival of Covenants and Agreements. All covenants and agreements contained herein shall survive the Closing without limitation; provided, however, that such survival shall not operate to expand the indemnification obligations set forth in Section 9.8.

         9.7 Breach of Representations and Warranties by Seller. Subject to the Survival Period limitation contained in Section 9.5 and the Threshold Requirement of Section 9.9, in the event any representation or warranty made by Seller herein in connection with the following matters shall be proved to be incorrect when made, Purchaser's sole remedy shall be as follows:

                 9.7.1 If the representation or warranty related to any of the Company Assets, Purchaser's sole remedy shall be to have the Purchase Price adjusted as set forth in this Section 9.7.1. No adjustment shall be made under this section for any change or alleged change in the value of any specific Company Assets. The adjustment shall be determined by reference to the amount (if any) by which the "Net Assets" as shown on the Final Statement of Net Assets exceeds the amount which would have been shown as "Net Assets" on the Final Statement of Net Assets, if it had been prepared according to Section
         3.3 based on the true facts and not in reliance on the incorrect representation or warranty; provided that, if Company does not own the shares of stock of BMW on the Closing Date free and clear of all Encumbrances (except for agreements with the other shareholders of BMW), such shares shall be valued at Fifteen Million U.S. Dollars ($15,000,000) for the purposes of the adjustment to the Purchase Price.

                 9.7.2 If the representation or warranty related to the environmental condition of the Real Property under Section 4.17, Purchaser's sole remedy shall be to have Seller remediate such contamination to the level necessary to satisfy applicable mandatory federal, state and local requirements. All remediation efforts shall be conducted by Seller at Seller's expense and in a reasonable time period, taking into account the cost, urgency and effectiveness of the remediation efforts and inconvenience to the Company's operations at such location. Purchaser will cooperate with Seller and allow Seller access to any affected property in order to remediate any such contamination. Seller shall be responsible for any fines or penalties imposed because of such contamination or related to the remediation thereof by Seller.

         9.8     Indemnification.

                 9.8.1    By Seller.  Except as otherwise provided in Section
         9.7 hereof, and subject to the Survival Period limitation contained in
         Section 9.5 and the Threshold Requirement of Section 9.9, Seller shall indemnify, defend and hold harmless Purchaser, its affiliates and subsidiaries, and its and their respective employees, representatives, officers, directors and agents from and against any and all Damages (whether or not arising out of third-party claims) incurred in connection with or arising out of or resulting from or incident to:

                 (i) any breach of any of Seller's representations, warranties or obligations under this Agreement; or

                          (ii)  any Excluded Assets and Liabilities.

                 9.8.2 By Purchaser or Company. Purchaser shall (or shall cause Company to) indemnify, defend and hold harmless Seller, its affiliates and subsidiaries, and its and their respective employees, representatives, officers, directors and agents from and against any and all Damages (whether or not arising out of third-party claims) incurred in connection with or arising out of or resulting from or incident to:

                          (i)  any breach of any of Purchaser's
                 representations, warranties or obligations under this Agreement;

                          (ii)  any Assumed Liability; or

                          (iii) any obligation, liability, claim or cause of action arising from or relating to the Company or its business, unless such obligation, liability, claim or cause of action arises from or relates to (i) the Excluded Assets and Liabilities, (ii) Seller's obligations under Sections 9.4 and
                 9.7.2 hereof, or (iii) a breach of Seller's representations, warranties or obligations which Seller is obligated to indemnify Purchaser for under Section 9.8.1 of this Agreement.

                 9.8.3 Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided that the failure of any indemnified party to give timely notice shall not affect the right to indemnification hereunder except to the extent that the indemnifying party demonstrates actual prejudice caused by such failure. After such notice, the indemnifying party shall take control of the defense and investigation of such lawsuit or action and any appeal arising therefrom and shall pay any resulting judgment or settlement, all at its sole cost and expense; provided, however, that the indemnified party, at its own cost, may participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom without affecting the indemnifying party's obligations hereunder. If the indemnifying party fails to provide a defense to such suit or action, the indemnified party may defend itself and compromise or settle the lawsuit or action on any commercially reasonable basis, at the full risk and expense of the indemnifying party.

9.9      Materiality and Threshold Requirement.

         9.9.1   There shall be no adjustment to the Purchase Price under
         Section 9.7.1 or indemnification under Section 9.8.1 for a breach of any representation or warranty, except only the representations and warranties in Sections 4.3, 4.5 and 4.6 hereof, unless and until the Damages for all breaches of representations and warranties by Seller exceed $1,000,000 in the aggregate (the "Threshold Requirement"), and once all such Damages exceed the Threshold Requirement, Seller shall be obligated only for Damages for such breaches of representations and warranties in the aggregate in excess of the Threshold Requirement. The Threshold Requirement shall not apply to indemnification for breaches of the representations and warranties under Sections 4.3, 4.5 and 4.6 hereof or to indemnification claims under Section 9.8.1(i) for breaches of obligations under this Agreement or under Section 9.8.1(ii), which indemnification shall be without limitation.

         9.9.2 For purposes of determining the right of a party to make a claim for an adjustment to the Purchase Price under Section 9.7.1 or for indemnification for a breach of representation or warranty under
         Section 9.8.1, all representations and warranties that have been made subject to a materiality or dollar qualification (including any Material Adverse Effect) shall be deemed to have been made without that qualification; it being understood and agreed that the Threshold Requirement provided for under Section 9.9.1 is intended to be the only materiality qualification for such matters for purposes of indemnification.

9.10     Waiver of Contribution.

                 9.10.1 Seller acknowledges and agrees that it shall not seek or receive indemnification or contribution from the Company, Kobe or BMW with respect to any claim for indemnification properly made against Seller under Section 9.8.1.

                 9.10.2 Purchaser (on its own behalf and on behalf of the Company) acknowledges and agrees that it shall not seek or receive indemnification or contribution from Seller with respect to any claim for indemnification properly made against Purchaser (or the Company) under Section 9.8.2.

         9.11    EXPRESS NEGLIGENCE.  THE INDEMNIFICATIONS TO BE PROVIDED UNDER
SECTION 9.8 SHALL APPLY NOTWITHSTANDING THAT ANY MATTER FOR WHICH INDEMNIFICATION IS TO BE PROVIDED MAY RELATE TO THE ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW BY THE INDEMNITEE, INCLUDING ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AND FOR LIABILITIES BASED ON THEORIES OF STRICT LIABILITY, AND SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE IS ALLEGED OR

PROVEN. IT IS THE INTENTION OF THE PARTIES TO ALLOCATE THE RISKS AND OBLIGATIONS AS SET FORTH IN THIS AGREEMENT AND TO INDEMNIFY ANY SUCH INDEMNITEE FROM AND AGAINST ITS ORDINARY SOLE AND CONTRIBUTORY NEGLIGENCE AND GROSS NEGLIGENCE, AS WELL AS FOR LIABILITIES BASED ON THE WILLFUL ACTIONS OR OMISSIONS OF THE INDEMNIFIED PARTY AND LIABILITIES BASED ON THEORIES OF STRICT LIABILITY.

         9.12 RELEASE. AS OF THE CLOSING DATE, EXCEPT FOR THE PROVISIONS OF THIS AGREEMENT AND FOR MATTERS SET FORTH ON SCHEDULE 9.12 HERETO, SELLER DOES HEREBY FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS RELEASE AND FOREVER DISCHARGE PURCHASER, THE COMPANY AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LIABILITIES AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, THAT SELLER OR ITS AFFILIATES NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST SUCH PARTIES, INCLUDING WITHOUT LIMITATION ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF THE COMPANY AND ITS RESPECTIVE EMPLOYEES AND AGENTS, OR UNDER A THEORY OF STRICT LIABILITY, EXISTING AS OF THE CLOSING DATE OR RELATING TO ANY ACTION, OMISSION OR EVENT OCCURRING ON OR PRIOR TO THE CLOSING DATE.

         9.13    Transition Period.

                 9.13.1 During a transition period lasting through March 31, 1998, Seller will provide any administrative services, including without limitation fixed asset management, payroll and benefits, worker's compensation, computing services, and credit, tax and legal services, reasonably requested by Purchaser, at charges not to exceed the fair market value of such services. Purchaser shall reimburse Seller for all costs and expenses incurred and indemnify Seller from any claims and causes of action which may arise in connection with the services to be provided under this section.

                 9.13.2 Seller, if requested by Purchaser, shall cooperate and assist in preparing such audited financial statements of the Company that Purchaser may reasonably require in order to permit Purchaser to timely file a Current Report on Form 8-K with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the transactions contemplated hereby and to comply with any financial statement requirements with respect to the Company applicable to Purchaser under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. The cost of such audit shall be borne by Purchaser. Seller will cooperate with and assist Purchaser in preparing such other audited financial statements for the Company as may be specified by Purchaser. In addition, the Seller will provide federal tax information to Purchaser as necessary for Purchaser to prepare the first federal income tax return of the Company due after the Closing.

         9.14 Letters of Credit. Seller has established various LC's listed in Schedule 1.13.7 for the benefit of the Company or the benefit of Seller and its affiliates (including the Company) in connection with the Greenville Industrial Revenue Bond ("IRB") and workers' compensation programs. Seller will terminate these LC's (or terminate coverage of the Company under such LC's) effective the Closing Date. Purchaser understands and agrees that it will replace these LC's or make other arrangements in order to comply with the requirements of the IRB and these other programs. Purchaser will indemnify Seller from and costs and expenses Seller incurs after the Closing in connection with these matters, until Purchaser has established replacement programs.

         9.15 Covenants Not to Compete. Seller agrees that, for a period of two (2) years following the Closing Date, Seller and its affiliates shall not directly or indirectly manufacture or distribute anywhere in the world any products that compete with products presently manufactured or distributed by Company, but this restriction shall not apply to any Seller's Components. The parties acknowledge and agree that any breach of this Section 9.15 will result in irreparable harm to Purchaser and that a remedy at law will be inadequate. Purchaser shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. The parties acknowledge that this covenant not to compete are being provided as an inducement to Purchaser to engage in the transactions set forth herein and that this Section 9.15 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser. In the event that the provisions of this Section 9.15 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         9.16 Tax Basis. Within 3 months of the Closing, Seller will provide to Purchaser information as to the tax basis for federal income tax purposes of all Company Assets and liabilities as of the date of the Final Statement of Net Assets. If the tax basis information provided by Seller differs from the basis information used to calculate deferred taxes for purposes of the Final Statement of Net Assets and such difference would result in a lower net deferred tax asset or in a higher net deferred tax liability, then the difference, multiplied by 0.37 (37%), will be considered as if it were Damages caused by a breach of a representation or warranty made by Seller herein.

         9.17 Taxes. All sales, use, excise, or other transfer taxes, if any, which are imposed on the transfer of the Company Stock or are imposed on the Company because of the transfer of the Company Stock as set forth herein shall be paid by the Purchaser, except for any taxes imposed by the State of Washington which shall be paid by Seller.

         9.18 Further Assurances and Cooperation. On and after the Closing Date, Seller and Purchaser will take all appropriate actions and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out or to assist the other party to carry out any of its or their obligations under the provisions of this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

         10.1 Termination. If any condition precedent to Seller's obligations hereunder is not satisfied and such condition is not waived by Seller at or prior to the Closing Date, or if any condition precedent to Purchaser's obligations hereunder is not satisfied and such condition is not waived by Purchaser at or prior to the Closing Date, Seller or Purchaser, as the case may be, may terminate this Agreement at its option by notice to the other party, unless the party intending to give such notice is in default under its obligations hereunder. If the approval conditions under Sections 7.4 and
8.4 hereof have not been satisfied by December 31, 1997, either party may terminate this Agreement by giving 5 days written notice to the other party, and this Agreement shall automatically terminate at the end of the notice period unless the conditions have been satisfied by then. In the event of the termination of this Agreement by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever (other than pursuant to Sections 6.2 and 10.2 hereof) to the other party. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

         10.2 Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated herein, each party has had access to confidential information relating to the other party. Each party agrees to restrict such information (including knowledge of this Agreement and the transactions contemplated herein) to those and only those employees, attorneys, accountants, advisors and consultants who need to know such information. Each party shall treat all such information as confidential, shall preserve the confidentiality thereof and shall not duplicate or use such information except in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such information, unless such information is now or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

         10.3 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by either party without the prior written consent of the other. The foregoing notwithstanding, the Purchaser may assign all of its rights under this Agreement after the Closing, but such assignment shall not release Purchaser from its obligations under this Agreement.

         10.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the others shall be in writing and delivered personally, by facsimile (with confirmed transmission status) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Seller, addressed to:
        PACCAR Inc
        P.O. Box 1518
        Bellevue, WA 98009
        Attention:  Richard P. Fox, Senior Vice President
        Facsimile:  (425) 455-7464, until 10/20/97; (425) 468-8230 thereafter
        Telephone:  (425) 453-5936, until 10/20/97; (425) 468-7999 thereafter

With copies to:
        PACCAR Inc
        P.O. Box 1518
        Bellevue, WA 98009
        Attention:  G. Glen Morie, Vice President and General Counsel
        Facsimile:  (425) 455-7421, until 10/20/97; (425) 468-8228 thereafter
        Telephone:  (425) 453-7499, until 10/20/97; (425) 468-7499 thereafter

If to Purchaser, addressed to:
        EVI, Inc.
        5 Post Oak Park, Suite 1760
        Houston, Texas 77027
        Attention:  James G. Kiley
        Facsimile:  (713) 297-8488
        Telephone:  (713) 297-8400

With copies to:
        Fulbright & Jaworski L.L.P.
        1301 McKinney, Suite 5100
        Houston, Texas  77010-3095
        Attention:  Curtis W. Huff
        Facsimile:  (713) 651-5246
        Telephone:  (713) 651-5151

or such other place and with such other copies as any party may designate by written notice to the others.

         10.5 Choice of Law and Interpretation. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the laws of the State of Washington. Both parties acknowledge that this Agreement has been negotiated and prepared with the participation of legal counsel for both parties, and they agree that the Agreement shall be interpreted and construed without reference to either party as being the author or preparer of the Agreement.

         10.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof, and the waiver of any default shall not be deemed to be a waiver of any other or subsequent default.

         10.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and to any action taken by such party in performing its obligations under this Agreement.

         10.9 Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid, illegal or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, illegality or unenforceability without affecting the remaining provisions of this Agreement. If any provision of this Agreement shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the other provisions of this Agreement, but shall be confined in its operation to the provision directly involved in the controversy in which such judgment shall have been rendered.

         10.10 Headings. The headings of the Articles and Sections are not intended to be a part of this Agreement.

         10.11 Resolution of Disputes. In the event of any dispute concerning this Agreement, the parties shall attempt in good faith to settle the dispute among themselves, and if this is not successful, they shall seek alternative methods to resolve the dispute in a cost effective manner before commencing litigation.

         10.12 Legal Fees. In the event of any arbitration or litigation concerning the enforcement of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, in multiple originals, all as of the day and year first above written.


SELLER:  PACCAR Inc                          PURCHASER:  EVI, Inc.

By: /s/ Richard P. Fox                       By: /s/ James G. Kiley
   --------------------------------             -------------------------------

Title: Senior Vice President                 Title:  Vice President
      -----------------------------                ----------------------------

         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules or exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted schedules and exhibits. The Company agrees to furnish supplementally a copy of any of such omitted schedules and exhibits to the Commission upon request.

Schedules
---------
1.7.1          Real Property
1.7.5          Contracts with Obligations in Excess of $50,000
1.7.6          Patents and Trademarks
1.7.11         Shares of Stock in Subsidiaries
1.13.1         Excluded Real Property
1.13.3(a)      Excluded Bank and Trust Accounts
1.13.3(b)      Excluded Cash
1.13.7         Excluded Letters of Credit
1.13.9         Excluded Stock in Subsidiaries
1.13.11        Excluded Company and Seller Benefit Plans
1.13.12        Seller's Components
1.13.14        Litigation
1.19           Items Excluded from Adjustment of Net Assets
1.20(a)        Statement of Net Assets
1.20(b)        Statement of Reserves
4.6            Encumbrances on Stock of Subsidiaries (including Shareholders' Agreements)
4.8            Encumbrances on Company Assets
4.9            Encumbrances on Real Property
4.10           Exceptions to Certain Agreements
4.11           Exceptions to Contract Representations
4.12           Exceptions to Patents, Trademarks, Etc. Representations
4.13           Exceptions to Accounts Receivable Representations
4.15           Exceptions to Licenses, Permits and Authorizations Representations
4.16           Exceptions to Compliance Representations
4.17           Environmental Disclosures
4.18           Seller's Required Consents and Approvals
4.20           Pension and Benefit Plans
4.21           Taxes and Tax Returns
5.4            Purchaser's Required Consents and Approvals
6.1            Exceptions to Ordinary Course Transactions
9.3            Employees to Whom Seller May Make Offer of Employment
9.12           Company Obligations to Seller to Survive Closing